EXHIBIT NO. 16.1

                    [Letterhead of Porter Keadle Moore, LLP]


December 4, 2001



Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred November 22, 2002, to be filed by our former client, Armitec, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

 /s/ Porter Keadle Moore, LLP
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Porter Keadle Moore, LLP